UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2023

Digital World Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40779	85-4293042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3109 Grand Ave, #450

Miami, FL 33133

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (305) 735-1517

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Units, each consisting of one share of Class A common stock, and one-half of one Redeemable Warrant	DWACU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	DWAC	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	DWACW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Filing of Registration Statement on Form S-4:

On December 22, 2023, Digital World Acquisition Corp., a Delaware corporation (the “Company”), issued press release announcing that it had filed an amendment No. 2 to the Company’s registration statement on Form S-4 (as may be amended from time to time, the “Registration Statement”), which includes a preliminary proxy statement of the Company, and a prospectus in connection with a proposed business combination (the “Business Combination”) with Trump Media & Technology Group Corp (“TMTG”). The press release is attached as Exhibit 99.1 hereto and is incorporated into this Item 8.01 by reference.

Pipe Investment and Alternative Deal:

On December 4, 2021, in support of the Business Combination, the Company entered into certain securities purchase agreements (the “SPAs”) with certain institutional investors (the “PIPE Investors”) pursuant to which the PIPE Investors agreed to purchase up to an aggregate of 1,000,000 shares of Digital World’s Series A Convertible Preferred Stock (the “Preferred Stock”) for a purchase price of $1,000 per share for an aggregate commitment of up to $1,000,000,000 in a private placement (the “PIPE”) to be consummated concurrently with the Business Combination. Such number of shares of Preferred Stock were initially expected to be convertible into 29,761,905 shares of the Company’s common stock, subject to upward adjustment as described below. The closing of the PIPE is conditioned on the concurrent closing of the Business Combination and other closing conditions as set forth in the SPAs.

The SPAs provided PIPE Investors the right to terminate the PIPE at any time after September 20, 2022 if the Business Combination had not been consummated by such date. Furthermore, in connection with the second amendment to that certain Agreement and Plan of Merger, dated as of October 20, 2021 (as amended and supplemented from time to time, the “Merger Agreement”), at the request of TMTG, the Company agreed to use its reasonable best efforts to discuss with the PIPE Investors a reduction or termination of the SPAs and the PIPE.

Pursuant to the Merger Agreement, the Company expects to continue to seek the termination of or significantly reduce such PIPE commitments. As a result, the Company received termination notices from certain PIPE Investors, and as of the date of this Form 8-K, the remaining PIPE Investment is $515,500,000. As of the date of this 8-K, based on correspondence from the staff of the SEC on August 19, 2022 and August 23, 2022, the Company believes that, unless waived by both the PIPE Investors and the Company, the parties will not be able to satisfy certain closing conditions in the SPAs. Furthermore, pursuant to the Merger Agreement, the Company expects to continue to seek the termination of or significantly reduce such commitments.

In the course of discussions with PIPE Investors to seek the termination of the SPAs, certain of the remaining PIPE Investors and the Company tentatively explored an alternative arrangement involving convertible promissory notes as a possible substitute for the original PIPE commitments. In that context, such potential notes would be interest-bearing and mature on the anniversary of the Business Combination’s consummation. In addition, the parties considered the possibility that any such notes could be convertible into units based on (x) the aggregate of the principal amount and any accrued interest, divided by (y) a hypothetical conversion price of eight dollars ($8.00), rounded to the nearest full unit. Each such unit might include one share of Class A common stock and half a warrant, which could be similar to placement warrants. Moreover, the parties also considered the likelihood that the note would be subject to negative covenants and contain registration rights. Any such potential transaction, which may be valued up to $50 million, would be contingent on the remaining PIPE Investors and the Company being able to agree to commercial and legal terms. Should any such agreement materialize, the Company expects that the Merger Agreement would need to be amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description of Exhibits

99.1	Press Release, dated December 22, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital World Acquisition Corp.

Dated: December 22, 2023	By:	/s/ Eric Swider
	Name:	Eric Swider
	Title:	Chief Executive Officer